UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 12, 2009 (January 27, 2009)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On August 12, 2008 Granite Financial Group, LLC (“Granite”) and Daniel Schreiber (the “Plaintiffs”) filed suit against the Company in the Court of Common Pleas in Cuyahoga County, Ohio (Case # CV 08 66750) alleging breach of contract, claim for indemnity and declaratory relief. This claim arises from an arbitration proceeding in Ohio regarding claims made by Mark Fritz, currently a Director of Surge, against Granite regarding the sale of securities. Granite is seeking reimbursement for legal fees and related costs in that matter. On October 20, 2008, the Company filed a Motion to Dismiss in Ohio this complaint on the basis that the Plaintiff’s Complaint did not have personal jurisdiction, which motion was granted. Subsequently, on January 27, 2009, the Plaintiff refiled this complaint in San Diego County California alleging essentially the same claims, which matter is pending and in which discovery has not yet commenced.  The Company intends on vigorously defending this complaint, see below.

On March 6, 2009, the Plaintiff’s attorneys filed a writ of attachment to secure $247,904.69 on Surge’s bank accounts. A hearing on this matter was held and the writ was granted. The monies claimed in the writ have been transferred into an account held by the Court and into a trust account held by Plaintiff’s counsel until the claims are fully litigated.

On March 12, 2009, the Company filed an answer and a cross complaint in this matter in San Diego Superior Court alleging claims for breach of contract and equitable indemnity.

The loss of the use of these cash assets to the Company is expected to significantly impact our cash resources and our ability to fund our oil and gas exploration operations. In turn, this will effect our ability to meet our obligations as they come due without additional financing, liquidation of other company assets (which may possibly be at values below of our stated book values), or a reduction in expenses and accrued liabilities.

In view of this new development, the Company has deferred implementing its share buyback program, which was scheduled to commence in April, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: March 12, 2009	By: /s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer